Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

1. Registration Statement (Form S-3 No. 333-164414) of Energy Transfer Equity, L.P.,
2. Registration Statement (Form S-3 No. 333-146300) of Energy Transfer Equity, L.P., and

3.	Registration Statement (Form S-8 No. 333-146298) pertaining to the Energy Transfer Equity, L.P. Long-Term Incentive Plan;

of our report dated February 28, 2012 (except for Notes 2, 4, 16 and 18, as to which the date is June 22, 2012), with respect to the consolidated financial statements of Sunoco, Inc. and subsidiaries included in Sunoco, Inc.'s Current Report (Form 8-K) filed with the Securities and Exchange Commission on June 22, 2012 and incorporated by reference in this Current Report (Form 8-K/A) of Energy Transfer Equity, L.P..

/s/ Ernst & Young LLP
Philadelphia, Pennsylvania
October 26, 2012